Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Susan Firey 717.975.3886 sfirey@harsco.com

FOR IMMEDIATE RELEASE

Harsco Announces LEADERSHIP UPDATES

Harsco Rail President Scott Jacoby Resigns, Harsco President and CEO Nick Grasberger
to Lead Harsco Rail on an Interim Basis

Chris Whistler Promoted to Chief Operating Officer, Metals & Minerals Segment

Sam Fenice Named Vice President and Corporate Controller

CAMP HILL, PA (August 16, 2016) . . . Harsco Corporation (NYSE: HSC) today announced that Scott Jacoby, President of Harsco Rail, has resigned from the Company.  Following this departure, Nicholas Grasberger, the Company’s President and Chief Executive Officer and member of the Board of Directors, will assume leadership of the Harsco Rail segment on an interim basis effective immediately.  A search to find a permanent replacement is underway.

”I want to thank Scott, who has had a long and valued tenure with Harsco,” said Mr. Grasberger.  “He has been instrumental in executing our strategic priorities in Rail and we wish Scott success in his future endeavors.  During this transition, the Harsco Executive Leadership Team and I look forward to taking a more active role in Rail.  Our outlook and the potential for this business remain unchanged and we are focused on delivering on our commitments to global customers and executing on various strategies to grow Rail.”

Additionally, Harsco today announced the following other leadership changes within the Company:

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Chris Whistler has been promoted to Chief Operating Officer of the Metals & Minerals segment.  Mr. Whistler, who previously served as the head of the Bid & Contract Management function within Metals & Minerals, joins the Executive Leadership Team of Harsco and has oversight for the segment’s global operations.  Mr. Whistler joined Harsco in 1993 through the acquisition of MultiServ and since has held a number of operational and financial positions within the Company.

•
Sam Fenice has been named Vice President and Corporate Controller, and he will oversee the administration of all corporate accounting policies and procedures, including internal and external reporting.  Mr. Fenice has held various senior financial positions, including Assistant Controller, with Harsco for more than 14 years.  Mr. Fenice assumed the Interim Corporate Controller’s role when Chris Stump took over as Vice President Finance for the Company’s Metals & Minerals segment.

Grasberger continued, “I am delighted with these internal appointments.  The creation of the Chief Operating Officer position in Metals & Minerals reflects Chris’ instrumental role as we have worked to transform this business over the past few years.  Metals & Minerals now has best-in-class processes, a more balanced and effective organizational structure and a more competitive cost position.  This business is now also poised to pursue select growth opportunities.  Meanwhile, Sam’s promotion is reflective of the talent and efforts of our Corporate team.  Sam possesses a thorough understanding of the Company’s global operations and financial reporting structure, and he has earned the trust and respect of colleagues throughout Harsco and of our Board of Directors.”

About Harsco
Harsco Corporation serves key industries that are fundamental to worldwide economic development, including steel and metals production, railways and energy.  Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index.  Additional information can be found at www.harsco.com.

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